Exhibit 99.1






NEWS
FOR IMMEDIATE RELEASE
                                             CONTACT:   Kurt P. Ross
                                                        Guy B. Lawrence
                                                        K.P. ROSS, INC.
                                                        tel:  (212) 308-3333
                                                        E-mail: kpross1@msn.com


                PARAGON FINALIZES AGREEMENT WITH PROCTER & GAMBLE

              BANKRUPTCY COURT FILING SEEKS APPROVAL OF SETTLEMENT


Norcross, GA, February 2, 1999 - Paragon Trade Brands, Inc. (NYSE: PTB) today announced that it has finalized its previously announced agreement in principle with the Procter & Gamble Company and filed a motion with the United States Bankruptcy Court for the Northern District of Georgia to approve the settlement. The agreement provides for resolution of all of P&G's claims pending in Paragon's bankruptcy proceeding, including issues surrounding a patent dispute that was the subject of litigation in the Delaware District Court, and constitutes a significant step forward in Paragon's reorganization process.

According to Paragon, the agreement will serve as the cornerstone for the formulation of a consensual plan of reorganization. Paragon believes the settlement provides a means for resolving P&G's claims against the Company, managing litigation risk going forward and emerging from bankruptcy positioned to produce the highest quality absorbent products and to achieve its long-range strategic goals.

Under the agreement, Paragon grants P&G a prepetition unsecured claim in the amount of $158.5 million and an administrative claim in the amount of $5 million. P&G had previously filed a proof of claim in Paragon's bankruptcy proceedings listing claims totaling approximately $6 billion, including a claim for damages in the amount of approximately $178.4 million related to a finding by the Delaware District Court in December 1997 that Paragon's "ultra" diapers infringed two P&G patents. The parties have agreed that payments of the agreed-upon amounts pursuant to a plan of reorganization will be in full settlement of any and all claims P&G and Paragon have asserted against each other through the date of the settlement agreement. The parties will exchange mutual general releases to that effect.

As part of the agreement, P&G is granting licenses to Paragon in the U.S. and Canada which give Paragon the freedom under P&G's patents to market dual cuff diaper and training pant products which



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enjoy wide  consumer  acceptance.  In  exchange  for  this  right,  Paragon  has agreed to pay P&G running royalties on net sales of the licensed products equal to: 2% through October 2005, .75% thereafter through October 2006 and .375% thereafter through March 2007 in the U.S.; and 2% through October 2008 and 1.25% thereafter through December 2009 in Canada. The agreement also provides that P&G will grant Paragon and/or its affiliates "most favored licensee" status with respect to patents currently owned by P&G or for which an application is pending as of the date of the settlement agreement. In addition, Paragon has agreed with P&G that prior to litigating any future patent dispute, the parties will engage in good faith negotiations and will consider arbitrating the dispute rather than immediately resorting to legal action.

Once the settlement is approved by a Final Order of the Bankruptcy Court, the parties have agreed that Paragon will withdraw its appeal of the P&G judgment and P&G will withdraw its contempt motion in Delaware.

Paragon further reported that it continues to pursue settlement of the claims asserted by Kimberly-Clark Corporation in Paragon's chapter 11 case and believes that considerable progress continues to be made.

Commenting on the agreement with P&G, Bobby Abraham, Chief Executive Officer of Paragon, stated, "With the P&G settlement agreement in place we look forward to quickly resolving the remaining claims against the Company, finalizing our plan of reorganization, emerging from bankruptcy and capitalizing on the opportunities we have for growing Paragon's business. While we continue to believe that our products do not infringe any valid P&G patent, the P&G licenses will permit Paragon greater freedom to optimize the performance of its diaper and training pant products while paying the same royalties it believes will be paid by Paragon's store brand competitors for similar patent rights. Thanks to our scale and consistent investments in productivity, this settlement still allows Paragon to remain the most efficient store brand manufacturer dedicated to providing retail customers and the ultimate consumer with quality products at lower prices than the national brands. In addition to the licenses, our agreement regarding the handling of future patent disputes provides a foundation for Paragon to grow in the future with less risk of disruptive and costly patent litigation."

Paragon Trade Brands is the leading manufacturer of store brand infant disposable diapers in the United States and Canada. Paragon manufactures a line of premium and economy diapers, training pants, and feminine care and adult incontinence products, which are distributed throughout the United States and Canada, primarily through grocery and food stores, mass merchandisers, warehouse clubs, toy stores and drug stores that market the products under their own store brand names. Paragon has also established international joint ventures in Mexico, Argentina, Brazil and China for the sale of infant disposable diapers and other absorbent personal care products.


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Statements made in this press release,  other than those  concerning  historical information, should be considered forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the Company's forward-looking
statements.   Factors  which  could  affect  the  Company's  financial  results, including, but not limited to: the Company's Chapter 11 filing; increased raw material prices; new product and packaging introductions by competitors; increased price and promotion pressure from competitors; new competitors in the market; Year 2000 compliance issues; and patent litigation, are described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange
Commission.   Readers  are  cautioned  not  to  place  undue   reliance  on  the
forward-looking statements contained herein, which speak only as of the date hereof, and which are made by management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.
                                       ###


ALAN J. CYRON
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
PARAGON TRADE BRANDS, INC.
180 TECHNOLOGY PARKWAY
NORCROSS, GA 30092
678/969-5200




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